Exhibit 10.1
FRANKLIN BANK CORP.
Summary of Retainer Arrangement for Non-Executive Chairman of the Board of Directors
     On November 1, 2005, the Compensation Committee of Franklin Bank Corp. (the “Company”) approved a retainer arrangement for Mr. Lewis S. Ranieri, the non-executive Chairman of its Board of Directors. The retainer is for services in Mr. Ranieri’s capacities as non-executive Chairman of the Board of Directors of the Company during the twelve months commencing on November 1, 2005. In payment of the retainer, the Company has granted to Mr. Ranieri, pursuant to the Company’s 2004 Long-Term Incentive Plan (the “Plan”) and effective November 1, 2005 (the “Grant Date”), an option to purchase 20,000 shares of the Company’s common stock having an exercise price of $17.02 per share, which was the average of the high and low price of the Company’s common stock on the Grant Date. The option will (i) vest and become exercisable as to 60% of the shares on the Grant Date, the remainder of such shares on the fifth annual anniversary of the Grant Date and otherwise in accordance with the terms of the Plan and the governing stock option agreement, and (ii) expire on the December 31 following the expiration of seven years from the Grant Date and otherwise in accordance with the terms of the Plan and the governing stock option agreement. The Plan was filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 10.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 on November 14, 2003. The form of stock option agreement was filed with the SEC as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed May 13, 2005.